                                                      Filed Under Rule 424(b)(3)
                                                      Registration No. 333-23933

                  Prospectus Supplement Dated October 20, 2003
                                       to
                         Prospectus Dated March 25, 1997

                           AUTHENTIDATE HOLDING CORP.

                            SELLING SECURITY HOLDERS

         The table set forth in the Section of the Prospectus entitled "Selling Security Holders" is hereby updated to reflect the grant of certain options pursuant to Authentidate Holding Corp.'s 1992 Non-Executive Director Stock Option Plan to certain non-executive directors of Authentidate Holding Corp., as set forth below. The following table lists those Selling Security Holders owning shares which may be offered for resale pursuant to this Supplement to the Re-offer Prospectus. Such Selling Security Holders have and may in the future acquire such shares upon the exercise of options granted under our 1992 Non-Executive Director Stock Option Plan. Such persons may resell all, a portion, or none of such shares. The Selling Security Holders named below are non-employee directors of Authentidate Holding Corp. who may acquire shares of common stock under the 1992 Non-Executive Director Stock Option Plan and are eligible to resell any such shares of common stock, regardless of whether they have any present intent to do so. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus:


                                          Shares/                                    Shares/          Percentage
                                       Option Shares             Shares/          Option Shares       of Shares
      Name and Address of            Beneficially Owned       Option Shares        Owned After       Owned After
    Selling Security Holder          Prior to Offering          Offered             Offering         Offering (1)
-------------------------------------------------------------------------------------------------------------------

J. Edward Sheridan (2)                    0/60,000              0/50,000           0/10,000              **

Charles C. Johnston (3)               58,750/50,000(4)          0/10,000         58,750/40,000           **

Steven Kriegsman (3)                      0/60,000              0/10,000           0/50,000              **

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** Percentage is less than 1%.

(1) Includes all shares of Common Stock owned by the respective Selling Security Holder unless otherwise noted. Percentage based on 23,572,678 shares of Common Stock outstanding as of October 16, 2003.
(2) Listed holder is a non-employee director of the Company. Offered shares were granted under the 1992 Non-executive Director Stock Option Plan. Of the offered shares, 10,000 are underlying options granted September 1, 1997, 10,000 are underlying options granted September 1, 1998, 10,000 are underlying options granted September 1, 1999, 10,000 are underlying options granted September 1, 2000 and 10,000 are underlying options granted September 1, 2001.
(3) Listed holder is a non-employee director of the Company. Offered shares were granted under the 1992 Non-executive Director Stock Option Plan and are underlying options granted September 1, 2001.
(4) Listed shares do not include an aggregate of 144,323 shares held by entities affiliated with listed holder.